EXHIBIT 99.1
Evergreen Solar Calls For Redemption of 4.375% Convertible Subordinated Notes due 2012
Marlboro, Massachusetts (USA), July 7, 2008 — Evergreen Solar, Inc. (NasdaqGM: ESLR) announced today that on July 22, 2008 (the redemption date) it will redeem in full its 4.375% convertible subordinated notes due 2012. The aggregate principal amount of the notes outstanding is approximately $90 million. On the redemption date, the notes will be redeemed at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.
Alternatively, on or prior to 5:00 p.m., Eastern time, on July 21, 2008, holders may elect to convert their notes into shares of the Evergreen Solar common stock at a conversion price of approximately $7.39 per share of common stock (which is equal to a conversion rate of approximately 135.318 shares of common stock per $1,000 principal amount of notes). Cash will be paid in lieu of fractional shares. The last reported sale price of the Evergreen Solar’s common stock on the Nasdaq Global Market on July 7, 2008 was $9.27 per share.
Any notes not converted on or before 5:00 p.m. on July 21, 2008, will be automatically redeemed on July 22, 2008, at which time interest will cease to accrue.
A Notice of Redemption has been sent to all registered holders of the notes. Copies of the Notice of Redemption may be obtained from the paying and redemption agent, U.S. Bank National Association by calling Ms. Paula Oswald at 651-495-3918.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented crystalline silicon wafer technology uses significantly less silicon than conventional approaches. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com.
EVERGREEN SOLAR, the Evergreen Solar logo and THINK BEYOND. are registered trademarks of Evergreen Solar, Inc. STRING RIBBON is a trademark of Evergreen Solar, Inc.
Contact:
Evergreen Solar, Inc.
Michael El-Hillow, 508-357-2221
melhillow@evergreensolar.com
SOURCE: EVERGREEN SOLAR, INC.